EXHIBIT 99.4

VOTING AGREEMENT

March 22, 2019

This Voting Agreement is entered into between County Bank Corp. and each of the undersigned directors of ChoiceOne Financial Services, Inc. ("ChoiceOne"). Each of the undersigned directors hereby agrees in his or her individual capacity as a shareholder to vote his or her shares of ChoiceOne Common Stock that are registered in his or her personal name (and agrees to use his or her reasonable efforts to cause all additional shares of ChoiceOne Common Stock owned jointly by him or her with any other person or by his or her spouse or over which he or she has voting influence or control to be voted) in favor of the Agreement and Plan of Merger by and County Bank Corp. and ChoiceOne, dated March 22, 2019 (the "Plan of Merger"). In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of ChoiceOne Common Stock with the purpose of avoiding his or her agreements set forth in the preceding sentence and agrees to cause any transferee of such shares to abide by the terms of this Voting Agreement. Each of the undersigned is entering into this Voting Agreement solely in his or her capacity as an individual shareholder and, notwithstanding anything to the contrary in this Voting Agreement, nothing in this Voting Agreement is intended or shall be construed to require any of the undersigned, (i) in his or her capacity as a director of ChoiceOne or (ii) in his or her capacity as a trustee, personal representative or other fiduciary capacity, to act or fail to act in accordance with his or her duties in such director or fiduciary capacity. Furthermore, none of the undersigned makes any agreement or understanding herein in his or her capacity as a director of ChoiceOne. Notwithstanding any contrary provision herein, this Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earliest of (a) the date on which the ChoiceOne Shareholder Approval (as defined in the Plan of Merger) is obtained; (b) the termination of the Plan of Merger in accordance with its terms; or (c) upon a ChoiceOne Adverse Recommendation Change (as defined in the Plan of Merger). This Voting Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

[Signature page follows]

Dated as of the date first set forth above.

COUNTY BANK CORP.

/s/ Bruce J. Cady
By:	Bruce J. Cady
Its:	Chairman and Chief Executive Officer

/s/ Greg L. Armock	/s/ Bradley F. McGinnis
Greg L. Armock	Bradley F. McGinnis

/s/ James A. Bosserd	/s/ Nels W. Nyblad
James A. Bosserd	Nels W. Nyblad

/s/ Keith D. Brophy	/s/ Roxanne M. Page
Keith D. Brophy	Roxanne M. Page

/s/ Jack G. Hendon	/s/ Kelly J. Potes
Jack G. Hendon	Kelly J. Potes

/s/ Paul L. Johnson
Paul L. Johnson